EXHIBIT 3.1

                   AMENDED AND RESTATED

                 ARTICLES OF INCORPORATION

                    OF THE REGISTRANT















































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                      RESTATED
              ARTICLES OF INCORPORATION OF
                JOHN H. HARLAND COMPANY
              ----------------------------
     The provisions hereof constitute the Restated Articles of Incorporation of John H. Harland Company, as adopted by the corporation pursuant to 22-907 of Georgia Business Corporation Code. Certain amendments to the Articles of Incorporation as heretofore amended are adopted in this restatement as is au-thorized by the Code. Further, as required by the Code, the corporation hereby certifies that:
     (a) These Articles restate those provisions of the original Articles of Incorporation as amended in effect as of the date of filing hereof which are not amended in this re-statement and such provisions, together with the amendments adopted in the form of this restatement, constitute the Re-stated Articles of Incorporation.
     (b) The Restated Articles of Incorporation were sub-milted to the shareholders at special meetings of share-holders duly called and held on August 25, 1969. The share-holder vote required to amend and restate the Articles of Incorporation at the time of the meetings was an affirmative vote of the holders of a majority of the outstanding Common Voting Stock and a separate affirmative vote of the holders of a majority of the outstanding Five (5%) Percent Cumulative


































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Preferred Stock, each voting separately as a class thereon.  As of the record date for the shareholders' meetings there were 159,533 shares of the Common Voting Stock and 2,148 shares of the Five (5%) Percent Cumulative Preferred Stock out-standing and entitled to vote. At the meetings 158,673 shares of the Common Voting Stock and 1,928 shares of the Five (5%) Percent Cumulative Preferred Stock, each voting sep-arately as a class, voted for the said amendment and restatement of the Articles of Incorporation contained herein. The number of shares voted in each case was in excess of the number of shares required for approval of the Restated Articles of Incor-poration.
     (c) The holders of the outstanding Common Voting Stock of Ten ($10) Dollars par value per share have approved a reclassifica-tion of the stock of the corporation pursuant to which each such share will become eight (8) shares of Common Stock of One Dollar ($1) par value per share. Such reclassification will take effect upon the filing of these Restated Articles of Incorporation in the office of the Clerk of the Superior Court of Fulton County, Georgia, at which time each certificate evidencing shares of Common Voting Stock of Ten ($10) Dollars par value will become evidence of the same num-ber of shares of Common Stock of One Dollar ($1) par value and the holder thereof will receive an additional certificate representing seven (7) additional shares of Common Stock of One Dollar ($1) par value for each share of Common Voting Stock of Ten ($10) Dollars par value previously held by him. Such reclassification will reduce the stated capital of the corporation from $1,598,430 to $1,278,744, and $319,686 will be transferred to the paid-in surplus account.































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     (d)  These Restated Articles of Incorporation completely
supersede the original Articles of Incorporation of the corpora-lion as heretofore amended.
                           I.
     The name of the corporation is:
          "JOHN H. HARLAND COMPANY."
                           II.
     The corporation shall have perpetual duration.
                           III.
     The nature of the business of the corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:
     To engage in the business of the manufacture, distribu-tion and sale of checks, drafts, and other printed and business forms of every kind and character for business and personal use, and the purchase and sale of business forms and supplies of every kind and character for business and personal use and, as the Board of Directors of the corporation shall determine, to conduct any other business and engage in any other activities not specifically prohibited to corporations for profit under the Georgia Business Corporation Code; and the corporation shall have all powers necessary and convenient to conduct such busi-nesses and engage in such activities, including (but not limited to) the powers enumerated in the Georgia Business Corporation Code, or any amendment thereto.
     The foregoing provisions shall be construed both as purposes and powers of the corporation and the enumeration of
































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specific purposes and powers shall not be held to exclude by in-
ference any other objects, purposes or powers of the corporation.
                           IV.
     The corporation shall have authority to issue not more than three million, five hundred five thousand (3,505,000) shares of stock, which shall be divided into classes as follows:
     (A) Three million (3,000,000) shares of Common Stock having a par value of One ($1) Dollar per share. Except as herein set forth with regard to the Five (5%) Percent Cumulative Preferred Stock herein authorized, and except as herein set forth or as fixed and determined with regard to the Series Preferred Stock by resolution of the Board of Directors of the corporation pursuant to the express authority set forth herein, the Common Stock shall be entitled to the entire stock voting power in regard to the corporation, to all dividends declared, and to all assets of the corporation upon liquidation.
     (B) Five thousand (5,000) shares of Five (5%) Percent Cumu-lative Preferred Stock of One Hundred ($100) Dollars par value per share (hereinafter called "5% Preferred Stock") and having the following rights, privileges and perquisites:
     (1) Annual dividends of Five ($5) Dollars per share shall be payable from profits or surplus at the rate of Two and One-Half ($2.50) Dollars per share on or before the fifteenth day of March and September in each year, as and when declared by the Company's Board of Directors;


































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     provided that such dividends shall be cumulative and that
     no dividends may be declared or paid on any share of Common Stock unless and until all dividends on the 5% Preferred
     Stock have been paid in full and if, at any time, the Company is in arrears in the payment of dividends on any share of 5% Preferred Stock by as much as Ten ($10) Dollars, each share of 5% Preferred Stock then issued and outstanding shall be entitled to one hundred votes per share at any stock-holders' meeting until such time as all dividends on such 5% Preferred Stock have been paid in full.
          (2) Each share of 5% Preferred Stock shall be callable at the option of the Company by a vote of a majority of the members of its Board of Directors at any time for a call price of $101.50 per share. In all cases there shall be added to the call price all unpaid dividends, whether or not declared, accrued to date of payment of call price.
          (3) A majority of the members of the Company's Board of Directors shall fix the number of shares to be called.
     and shall designate the method of selecting particular shares to be called, which method shall be equitable and fair to all holders of such 5% Preferred Stock.
          (4) Upon any liquidation of the assets of the corpora-tion, whether voluntarily by corporate action or involuntarily in bankruptcy, receivership or by order of any court or credi-tors' committee, the holders of 5% Preferred Stock shall be


































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     entitled to preference of One Hundred ($100) Dollars
     per share plus all unpaid dividends, whether or not declared, accrued to date of payment before the hold-ers of any shares of Common Stock shall be entitled to any distribution whatever.
     (C)  Five hundred thousand (500,000) shares of Series
Preferred Stock of One ($1) Dollar par value per share which shall be issued in the manner and with the designa-tions, rights, preferences and limitations set forth here-inafter:
          (1)  Dividends to which holders of said Series
     Preferred Stock are entitled, as fixed and determined by the Board of Directors pursuant to the express au-thority herein, shall be cumulative and shall accumu-late from the date fixed and determined by the Board of Directors. Said dividends shall be payable quarterly in the months of February, May, August and November of each year, as and when declared by the Board of Directors.
          (2) The Series Preferred Stock shall be in pari passu and rank equally with the 5% Preferred Stock as to the payment of dividends and as to any preference payment due upon any liquidation of the Corporation; provided, however, that the Board of Directors shall have authority at the time of issuance to designate that any series of such Series Preferred Stock shall be subordinate to the 5% Preferred Stock as to dividends and upon liquidation. In the event that funds available are not sufficient to pay any dividend or
































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     liquidation preference amounts due the 5% Preferred Stock and the Series Preferred Stock, then the outstanding shares of 5% Preferred Stock and the Series Preferred Stock (except any series designated as subordinate to the 5% Preferred Stock) shall receive payments ratably, such that holders of each such class of stock shall receive the same percentage of the amount then due as the holders of the other class receive.
          (3) All shares of Series Preferred Stock shall be identical except that the Board of Directors of the corporation is hereby expressly authorized and empowered to divide the class of Series Preferred Stock into one or more series, and, prior to the issuance of any of such shares in any particular series, to fix and deter-mine, in the manner provided by law, the following pro-visions of such series:
               (i) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;
               (ii)  The annual rate of dividends payable on
     shares of such series and the date from which such divi-dends shall be accumulated;


































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               (iii)  Whether, the time or times when, the
     price or prices at which, and the terms and conditions upon which, the shares of such series shall be redeem-able at the option of the corporation;
               (iv) The amount payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corpora-tion;
               (v) Whether or not the shares of such series shall be entitled to the benefit of a sinking fund, retire-ment fund or a purchase fund to be applied to the redemption or purchase of shares of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;
               (vi) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange;
               (vii) Whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers and the terms and conditions under which such voting powers may be ex-


































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     ercised.  Unless expressly granted by the Board of
     Directors, no series of Series Preferred Stock shall
     have the right to vote for directors or in any other
     matter except as required by Georgia law;   and
               (viii) The relative preferences and priorities as to divi-dends and payments upon liquidations as between any two or more series of Series Preferred Stock which are designated as sub-ordinate to the 5% Preferred Stock.
          (4) Each share of stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date from which divi-dends thereon shall accumulate.
          (5) The holders of Series Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors and paid by the corporation from funds legally available for such payment, cash dividends at the annual rate for each particular series of Series Preferred Stock set by the Board of Directors as herein authorized, such dividends to be payable before any dividend, other than a dividend on the 5% Preferred Stock and other than a divi-dend in Common Stock on Common Stock, shall be paid or set aside for payment. Arrearage in the payment of such divi-dends shall not bear interest.
          (6) In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after pay-ment or provision for payment of the debts and other lia-abilities of the corporation, the holders of each series of
































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     Series Preferred Stock shall be entitled to receive
     out of the net assets of the corporation an amount in cash for each share equal to the amount fixed and de-termined by the Board of Directors in the resolution providing for the issuance of the particular series of Series Preferred Stock, plus an amount equal to any dividends payable to such holders which are then unpaid either under the provisions of the resolution of the Board of Directors providing for the issuance of such series of Series Preferred Stock, or by declara-tion of the Board of Directors, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger nor consolidation of the corporation, nor the sale, lease or conveyance of all or a part of its assets shall be deemed to be a liquida-tion, dissolution or winding up of the affairs of the corporation.
     (D) The Common Stock, the 5% Preferred Stock and the Series Preferred Stock herein authorized may be issued from time to time for such consideration, having a value as determined by the Board of Directors of not less than the par value of the shares so issued, or as a dividend, as the Board of Directors may determine. Upon receipt by the corporation of payment of consideration so determined for the issuance of shares, such


































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issued shares shall be deemed to be fully paid and non-
assessable.
     (E) The corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any of its shares or other securities, rights or options entitling the holders thereof to purchase from the corpora-tion, upon such consideration, terms and conditions as may be fixed by the Board of Directors, shares of any class or series of the corporation, whether authorized but unissued shares or treasury shares; provided that the price or prices so fixed by the Board of Directors for shares so issued shall not be less than the par value of the said shares.
     (F) The corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and se-curities and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor, as well as out of its unreserved and unrestricted earned surplus available therefor.
                               V.
          Unless otherwise determined by the Board of Directors, no holder of stock of the corporation shall be entitled as such, as a matter of right, to purchase or subscribe for any stock of any class which the corporation may issue or sell, whether or not exchangeable for any stock of the corporation of any class



































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or classes and whether out of unissued shares authorized by these Articles or out of shares of stock of the corporation ac-quired by it after the issue thereof, and whether issued for cash, labor done, personal property, or real property, or leases thereof, nor shall he be entitled to any right or sub-scription to any thereof; nor, unless otherwise determined by the Board of Directors, shall the holder of any shares of the capital stock of the corporation be entitled as such, as a matter of right, to purchase or subscribe for any obligation which the corporation may issue or sell that shall be convert-ible into or exchangeable for any shares of the stock of the corporation of any class or classes, or to which shall be attached or appurtenant any warrant or warrants or other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase from the corporation any shares of its capital stock of any class or classes.
                              VI.
     The Board of Directors shall have the management of the business of the corporation, and subject to any restrictions imposed by law or by these Articles, may exercise all of the powers of the corporation.
                              VII.
     The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of


































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Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, John H. Harland Company has caused these Restated Articles of Incorporation to be executed and its corporate seal to be affixed and has caused its seal and the execution hereof to be attested, all by its duly authorized
officers, this   2nd    day of September, 1969.
                                JOHN H. HARLAND COMPANY
                             By: s/J. William Robinson
                                 ---------------------
                                 President
ATTEST: s/I. Ward Lang
        --------------
        Secretary












































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                       ARTICLES OF AMENDMENT
                       ---------------------
                               1.
          The name of the corporation is JOHN H. HARLAND
COMPANY.
                               2.
          The amendment to its Articles of Incorporation effected hereby is to delete in their entirety the first paragraph and paragraph (A) of Article IV and to add a new first paragraph and a new paragraph (A) to Article IV, which shall read as follows:
               The corporation shall have authority
          to issue not more than six million, five hundred five thousand (6,505,000) shares of stock, which shall be divided into classes as follows:
               (A)  Six million (6,000,000) shares
          of Common Stock having a par value of
          one ($1) Dollar per share.  Except as
          herein set forth with regard to the Five
          (5%) Percent Cumulative Preferred Stock
          herein authorized, and except as herein
          set forth or as fixed and determined
          with regard to the Series Preferred
          Stock by resolution of the Board of
          Directors of the corporation pursuant
          to the express authority set forth
          herein, the Common Stock shall be entitled to the entire voting stock power in regard to the corporation, to all dividends de-clared, and to all assets of the corpora-tion upon liquidation.
The remainder of Article IV shall remain unamended.
                               3.
     Said amendment was duly adopted by the shareholders on April 28. 1972.























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                               4.
     The affirmative vote of a majority of the out-
standing shares of common stock of the corporation was
required to adopt said amendment. As of March 15, 1972, the record date for shareholders entitled to vote on said amend-ment, there were two million, five hundred eighty-three thousand, seven hundred thirty-four (2,583,734) shares of common stock outstanding and entitled to vote on said amend-ment, and on April 28, 1972 two million, two hundred eleven thousand, four hundred fifty-five (2,211,455) such shares were voted for said amendment.
     IN WITNESS WHEREOF, said corporation has caused
these Articles of Amendment to be duly executed and its corporate seal to be affixed and its seal and the execution hereof to be attested, all by its duly authorized officers, this 17th day of May, 1972.
                                JOHN H. HARLAND COMPANY
[CORPORATE SEAL]                By:   s/John A. Conant
                                      ------------------
                                 John A. Conant, Vice President
Attest:
         s/I. Ward Lang
         ----------------------
         I. Ward Lang, Secretary



































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                        ARTICLES OF MERGER
                               OF
                         ROYAL CHECK, INC.
                          WITH AND INTO
                      JOHN H. HARLAND COMPANY
                               I.
          The Plan and Agreement of Merger (the "Plan") between Royal Check, Inc., a Massachusetts corporation ("Royal"), and
John H. Harland Company, a Georgia corporation ("Company" or the "Surviving Corporation"), pursuant to which Royal is to be merged with and into Company, is as follows:
                  PLAN AND AGREEMENT OF MERGER
                  ----------------------------
          THIS PLAN AND AGREEMENT OF MERGER (this "Plan"), made
and entered into this 22nd day of July, 1977 by and between JOHN
H. HARLAND COMPANY, a Georgia corporation (hereinafter referred to as "Company" or the "Surviving Corporation"), and ROYAL
CHECK, INC., a Massachusetts corporation (hereinafter referred to as "Royal") (Company and Royal are sometimes hereinafter collectively referred to as the "Constituent Corporations");
                       W I T N E S S E T H:
                       --------------------
          WHEREAS Royal is the wholly-owned subsidiary of Company; WHEREAS, the respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of their respective corporations and shareholders that Royal merge with and into Company, with Company to be the surviving corporation;
          WHEREAS, the corporate laws of Georgia and Massachusetts permit the merger of domestic and foreign corporations in accordance with the terms of this Plan; and
          WHEREAS, the parties hereto desire to set forth all of the terms and conditions of the merger of Royal with and into Company;

























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          NOW, THEREFORE, in consideration of the premises and
the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
          Section 1.  Merger.
          On the "Merger Date" (as hereinafter defined), Royal shall be merged with and into Company, and the separate existence of Royal shall cease (the merger of Royal with and into Company hereunder being sometimes hereinafter referred to as the "Merger"). Company shall be the surviving corporation and shall continue its corporate existence as a Georgia corporation governed by the laws of the State of Georgia.
          Section 2.  Articles of Incorporation and Name.
          The Articles of Incorporation of Company in effect immediately prior to the Merger Date shall remain unchanged and shall continue to be the Articles of Incorporation of the Surviving Corporation and the name of the Surviving Corporation shall continue to be "John H. Harland Company."
          Section 3.  By-Laws.
          The By-Laws of Company immediately prior to the Merger Date shall continue to be the By-Laws of the Surviving Corpora-tion until altered or repealed in the manner provided by such By-Laws and the Georgia Business Corporation Code.
          Section 4.  Directors.
          The directors of Company immediately prior to the Merger Date shall be the directors of the Surviving Corporation, holding office as provided in the By-Laws of the Surviving Corporation.
          Section 5.  Officers.
          The officers of Company immediately prior to the Merger Date shall be the officers of the Surviving Corporation after the Merger Date and shall continue to serve in their respective




























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offices in accordance with the By-Laws of the Surviving Corpora-
tion.
          Section 6.  Manner and Basis of Converting Shares.
          6.1. Royal. Each share of stock of Royal which shall, immediately prior to the Merger Date, be outstanding or which shall be issued and held in the treasury of Royal shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and all certifi-cates representing such shares shall be cancelled, and no cash or securities or other property shall be issued in the Merger in respect thereof.
          6.2. Company. Each share of stock of Company which shall, immediately prior to he Merger Date, be outstand-ing or which shall be issued and held in the treasury of Company shall be unaffected by the Merger and shall remain outstanding or shall continue to be held in the treasury of Company, as the case may be, without change of any kind or nature.
          Section 7.  Effect of Merger.
          7.1. Assets. Upon consummation of the Merger, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, as well of a public as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.




























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          7.2.      Liabilities.  Upon consummation of the Merger,
the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of such Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.
          7.3. Confirmations of Title. If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law or other action is neces-sary or desirable to vest, perfect or confirm, on record or other-wise, in the Surviving Corporation the title to any property or rights of Royal acquired by or as a result of the Merger, the f officers of Royal in office on the date of the Merger shall be fully authorized to execute and deliver such deeds, assignments and assurances in law and to take such other action as may be necessary or proper in the name of Royal to vest, perfect or confirm title to such property or rights in the surviving Corpo-ration and otherwise to carry out the purposes of this Plan.
          Section 8.  Effective Time of Merger.
          The Merger shall become effective end shall have been consummated by operation of law without further act or deed on the part of the Constituent Corporations at 12:01 a.m. on August 4, 1977; provided, however, that, if duly executed
Articles of Merger of the Constituent Corporations have not been filed on or before August 3, 1977 with the Secretary of State of Georgia in the manner provided in the Georgia Business Corporation Code, the Merger shall become effective on the date and at the time of such filing. As used herein, the term "Merger



























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Date" shall mean the date and time at which the Merger becomes effective.
          Section 9.  Abandonment of Merger.
          Notwithstanding any other provisions hereof, this Plan and the Merger contemplated hereby may, at any time prior to the issuance of the certificate of merger with respect to the Merger by the Secretary of State of Georgia, be terminated and abandoned pursuant to action taken by mutual agreement by each of the Constituent Corporations, with the approval of their respective Boards of Directors. If for any reason this Plan ceased to be binding upon the Constituent Corporations because of termination as provided herein or otherwise, it shall thence-forth be void.
          Section 10.  Miscellaneous.
          10.1. Binding Effect. This Plan shall be binding upon and inure to the benefit of Company and Royal and their respective successors and assigns.
          10.2. Headings. The section and paragraph headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.
          10.3. Governing Law. This Plan shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.
          10.4. Entire Agreement. This Plan is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement of the terms thereof if notwithstanding any representations or statements to the contrary heretofore made. This Plan may be modified only by written instrument signed by each of the parties hereto.




























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                              II.
          Under the Plan, Company is to be the surviving corpo-ration, and its Articles of Incorporation are not amended by the Plan, and its name shall thereafter continue to be "John H. Harland Company."
                              III.
          Since Company is the owner of all of the outstanding capital stock of Royal and since the laws of the State of Massachusetts permit a merger of a parent and subsidiary corpo-ration under substantially the same terms and conditions as in
Section 22-1005 of the Georgia Business Corporation Code, the approval of the shareholders of Company and Royal is not required to consummate the merger in accordance with Sections 22-1005 and 22-1008 of the Georgia Business Corporation Code.
          (a) The affirmative vote of six Directors of Company, constituting a majority of the members of the Board of Directors of Company, was required to adopt the Plan; and on July 22, 1977, the Plan was adopted by the unanimous vote of the Board of Directors of Company (which consists of eleven directors).
          (b) The affirmative vote of three Directors of Royal, constituting a majority of the members of the Board of Directors of Royal, was required to adopt the Plan; and on July 22, 1977, the Plan was adopted by the unanimous vote of the Board of Directors of Royal (which consists of five directors).
                              IV.
          The merger of Royal and Company pursuant to the Plan shall become effective and shall have been consummated by opera-tion of law without further act or deed on the part of Royal or Company at 12:01 a.m. on August 4, 1977; provided, however, that. if duly executed Articles of Merger of Company and Royal have

EXHIBIT 3.1 continued


not been filed on or before August 3, 1977 with the secretary of State of Georgia in the manner provided in the Georgia Business Corporation Code, the Merger shall become effective on the date and at the time of such filing.
          IN WITNESS WHEREOF, each of the merging corporations has caused these Articles of Merger to be executed and sealed by its duly authorized officers, this 27 day of July, 1977.
                                  JOHN H. HARLAND COMPANY
[CORPORATE SEAL]                 By:  s/J. William Robinson
                                      ---------------------
                                       President
Attest:
        s/I. Ward Lang
        --------------
           Secretary
                                 ROYAL CHECK, INC.
[CORPORATE SEAL]                 By:  s/J. William Robinson
                                      ---------------------
                                        President
Attest:
        s/I. Ward Lang
        --------------
           Secretary

EXHIBIT 3.1 continued


                       ARTICLES OF AMENDMENT
                       ---------------------
                               1.
          The name of the corporation is John H. Harland
Company.
                               2.
          An amendment to its Articles of Incorporation adopted by the Corporation is to amend Article 4 of the Articles of Incorporation so that it shall hereafter read as follows:
               "The Corporation shall have authority to issue not more than twelve million, five hundred thousand (12,500,000) shares of stock, which shall be divided into classes as follows:
               (A)  Twelve million (12,000,000) shares
     of Common Stock having a par value of One
     ($1) Dollar per share. Except as otherwise hereinafter set forth or as fixed and deter-mined with regard to the Series Preferred
     Stock, the Common Stock shall be entitled to the entire stock voting power in regard to the corporation, to all dividends declared, and to all assets of the corporation upon liquidation.
               (B)  Five hundred thousand (500,000)
     shares of Series Preferred Stock of One ($1)
     Dollar par value per share which shall be issued in the manner and with the designa-tions, rights, preferences and limitations set forth hereinafter:
                    (1)  Dividends to which holders
          of said Series Preferred Stock are en-
          titled, as fixed and determined by the
          Board of Directors pursuant to the ex-
          press authority herein, shall be cumu-
          lative and shall accumulate from the
          date fixed and determined by the Board
          of Directors.  Said dividends shall be
          payable quarterly in the months of
          February, May, August and November of
          each year, as and when declared by the
          Board of Directors.
                    (2)  All shares of Series Preferred
          Stock shall be identical except that
          the Board of Directors of the corpora-
          tion is hereby expressly authorized and
          empowered to divide the class of Series
          Preferred Stock into one or more series,

EXHIBIT 3.1 continued


          and, prior to the issuance of any of such shares in any particular series, to fix and determine, in the manner provided by law, the following provisions of such series:
                         (i)  The distinctive designa-
               tion of such series and the number
               of shares which shall constitute
               such series, which number may be
               increased (except where otherwise
               provided by the Board of Directors
               in creating such series) or decreased
               (but not below the number of shares
               thereof then issued) from time to
               time by like action of the Board of
               Directors;
                         (ii)  The annual rate of divi-
               dends payable on shares of such
               series and the date from which such
               dividends shall be accumulated;
                         (iii)  Whether, the time or times
               when, the price or prices at which,
               and the terms and conditions upon
               which, the shares of such series
               shall be redeemable at the option
               of the corporation;
                         (iv)  The amount payable on
               shares of such series in the event
               of any voluntary or involuntary
               liquidation, dissolution or wind-
               ing up of the affairs of the corpo-
               ration;
                         (v)  Whether or not the shares
               of such series shall be entitled to
               the benefit of a sinking fund, re-
               tirement fund or a purchase fund
               to be applied to the redemption
               or purchase of shares of such series,
               and if so entitled. the amount of
               such fund and the manner of its appli-
               cation, including the price or prices
               at which the shares of such series
               may be redeemed or purchased through
               the application of such fund;
                         (vi)  The rights, if any, of
               the holders of shares of such series
               to convert such shares into, or ex-
               change such shares for, shares of
               Common Stock or shares of any other
               class or series of preferred stock
               and the terms and conditions of such
               conversion or exchange; and
                         (vii)  Whether or not the shares
               of such series shall have any voting
               powers and, if voting powers are

EXHIBIT 3.1 continued


               so granted, the extent of such voting
               powers and the terms and conditions
               under which such voting powers may
               be exercised.  Unless expressly
               granted by the Board of Directors,
               no series of Series Preferred Stock
               shall have the right to vote for
               directors or in any other matter
               except as required by Georgia law.
               (3)  Each share of stock within an
          individual series shall be identical
          in all respects with the other shares of such series, except as to the date from which dividends thereon shall accumulate.
               (4)  The holders of Series Preferred
          Stock shall be entitled to receive, when and as declared by the Board of Directors and paid by the corporation from funds legally available for such payment, cash dividends at the annual rate for each particular series of Series Preferred
          Stock set by the Board of Directors as
          herein authorized, such dividends to be
          payable before any dividend, other than
          a dividend in Common Stock on Common
          Stock, shall be paid or set aside for
          payment on or with respect to Common
          Stock. Arrearage in the payment of such dividends shall not bear interest.
               (5)  In the event of any dissolu-
          tion, liquidation or winding up of the
          affairs of the corporation, after pay-
          ment or provision for payment of the
          debts and other liabilities of the cor-
          poration, the holders of each series of
          Series Preferred Stock shall be entitled to receive out of the net assets of the corporation an amount in cash for each share equal to the amount fixed and deter-mined by the Board of Directors in the resolution providing for the issuance of the particular series of Series Pre-ferred Stock, plus an amount equal to any dividends payable to such holders which are then unpaid either under the provisions of the resolution of the Board of Directors providing for the issuance of such series of Series Preferred Stock, or by declaration of the Board of Di-rectors, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger nor consolidation of the cor-poration, nor the sale, lease or con-veyance of all or a part of its assets shall be deemed to be a liquidation, disso-lution or winding up of the affairs of the corporation.

EXHIBIT 3.1 continued


               (C)  The Common Stock and the Series
          Preferred Stock herein authorized may be issued from time to time for such considera-tion, having a value as determined by the Board of Directors of not less than the par value of the shares so issued, or as a divi-dend, as the Board of Directors may determine.
          Upon receipt by the corporation of payment of consideration so determined for the issu-ance of shares, such issued shares shall be determined to be fully paid and nonassessable.
               (D)  The corporation shall have the power
          to create and issue, whether or not in con-nection with the issuance and sale of any of its shares or other securities, rights or op-tions entitling the holders thereof to pur-chase from the corporation, upon such considera-tion, terms and conditions, whether authorized but unissued shares or treasury shares; pro-vided that the price or prices so fixed by the Board of Directors for shares so issued shall not be less than the par value of the said shares.
               (E)  The corporation shall have the full
          power to purchase and otherwise acquire, and dispose of, its own shares and securities and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor, as well as out of its unreserved and unrestricted earned surplus available therefor.
                               3.
          Said amendment was adopted by the shareholders of John H. Harland Company on April 25, 1980.
                               4.
           The affirmative vote of a majority of the out-standing shares of common stock of the Corporation was required to adopt the amendment. As of March 7, 1980 there were four million, one hundred thirteen thousand, six hundred seventy-one (4,113,671) shares of common stock and no shares of any other class, outstanding and entitled to vote. On April 25, 1980, three million, one hundred forty-six thousand, forty-nine (3,146,049) such shares were voted for said amendment.

EXHIBIT 3.1 continued


     IN WITNESS WHEREOF, John H. Harland Company has
caused these Articles of Amendment to be duly executed, its
corporate seal to be affixed, and its seal and the execu-
tion hereof to be attested, all by its duly authorized offi-
cers this 8 day of May, 1980.
                             JOHN H. HARLAND COMPANY
[CORPORATE SEAL]
                           By:  s/J. William Robinson
                               ----------------------
                                President
Attest:
        s/I. Ward Lang
        --------------
        Secretary

EXHIBIT 3.1 continued


                       ARTICLES OF AMENDMENT
                       ---------------------
                               1.
          The name of the Corporation is John H. Harland
Company
                               2.
          The amendment to its Articles of Incorporation adopted by the Corporation is to amend Article 4 of the Articles of Incorporation by deleting the first paragraph and paragraph "A" of Article 4 of the Articles of Incorporation and inserting in lieu thereof the following paragraph.
               The Corporation shall have authority
          to issue not more than thirty-six million, five hundred thousand (36,500,000) shares of stock, which shall be divided into classes as follows:
               (A)  Thirty-six million (36,000,000)
               shares of Common Stock having  a par
               value of One (1$) Dollar per share.
               Except as otherwise hereinafter set
               forth or as fixed and determined
               with regard to the Series Preferred
               Stock, the Common Stock shall be
               entitled to the entire stock voting
               power in regard to the corporation,
               to all dividends declared, and to
               all assets of the corporation upon
               liquidation.
          The remaining paragraphs of Article 4 of the Articles of Incorporation, which establish the number, terms, provisions, rights and preferences of the Preferred Stock, will remain unchanged.
                               3.
          Said Amendment was adopted by the shareholders of John H. Harland Company on April 22, 1983.
                               4.
          The affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation was required to adopt the amendment. As of March 4, 1983, there were eight million, four hundred twenty-nine thousand, two hundred

EXHIBIT 3.1 continued


thirteen (8,429,213) shares of Common Stock and no shares of any other class, outstanding and entitled to vote. On April 22, 1983, six million, six hundred seventy-eight thousand, two hundred thirty-five (6,678,235) such shares were voted for said amendment.
          IN WITNESS WHEREOF, John H. Harland Company has caused these Articles of Amendment to be duly executed, its corporate seal to be affixed, and its seal and the execution hereof to be attested, all by its duly authorized officers,
this   20  day of May, 1983.
                         JOHN H. HARLAND COMPANY
                         By: s/ J. William Robinson
                              -----------------------
                             J. William Robinson
                             President
[CORPORATE SEAL]
Attest:
        s/ I. Ward Lang
        --------------
I. Ward Lang
Secretary

EXHIBIT 3.1 continued


                       ARTICLES OF AMENDMENT
                               1.
          The name of the corporation is John H. Harland
Company.
                               2.
          An amendment to its Articles of Incorporation adopted by the Corporation is to add a new Article VIII to the Articles of Incorporation so that it shall hereafter read as follows:
                             "VIII.
     I. (A) In addition to any affirmative vote required by law, these Articles of Incorporation or otherwise with respect to any shares of Common Stock of the corporation, and except as otherwise expressly provided in paragraph II of this Article VIII:
          (i) any merger or consolidation of the corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or
          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions (to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or
          (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $l,000,000 or more; or
          (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or
          (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or

EXHIBIT 3.1 continued


     indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder;
shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirma-tive vote of the holders of at least seventy-five percent
(75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by the Interested Shareholder involved in such transaction. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
     (B) The term "Business Combination" as used in this
Article VIII shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of subparagraph (A) of this paragraph I.
     II. The provisions of paragraph I of this Article VIII shall not be applicable to any particular Business
Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following subparagraphs (A) or (B) are met:
     (A) The Business Combination shall have been approved by at least seventy-five (75%) of the directors of the Company.
     (B) All of the following conditions shall have been met:
          (i) The aggregate amount of (x) cash and (y) the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business
Combination shall be at least equal to the highest amount determined under subclauses (a), (b) and (c) below (taking into account all stock dividends and stock splits):
          (a) (if applicable) the highest per share price
     (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested
     Shareholder involved in the Business Combination for any share of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or
     (2) in the transaction in which it became an Interested Shareholder, whichever is higher;
          (b) the highest Fair Market value per share of Common Stock during the 30-day period ending on the Announcement Date or during the 30-day period ending on the date on which the Interested Shareholder involved in the Business Combination became an Interested Shareholder, whichever is higher; and
          (c) (if applicable) the price per share equal to the highest Fair Market value per share of Common Stock determined pursuant to subparagraph

EXHIBIT 3.1 continued


     B(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
     fees) paid by the Interested Shareholder involved in the Business Combination for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement
     Date to (2) the Fair Market Value per share of Common Stock on the date that the Interested
     Shareholder made its first purchase of shares of Common Stock during such two-year period.
          (ii) The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as the Interested
     Shareholder involved in the Business Combination has previously paid for shares of Common Stock. If the Interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it.
          (iii) After the Interested Shareholder involved in the Business Combination became an Interested
     Shareholder and prior to the consummation of such Business Combination: (a) except as approved by at least seventy-five percent (75%) of the directors, there shall have been no failure to declare and pay at the regular date therefor dividends in full
     (whether or not cumulative) on the outstanding
     Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by at least seventy-five percent (75%) of the directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by at least seventy-five percent (75%) of the directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.
          (iv) After the Interested Shareholder
     involved in the Business Combination became an Interested Shareholder, such Interested
     Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.
          (v) A proxy or information statement

EXHIBIT 3.1 continued


     describing the proposed Business Combination and complying with the requirements of the Securities
     Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least
     30 days prior to the meeting at which the Business
     Combination will be voted upon (whether or not such proxy information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the cover page thereof a statement as to how members of the Board voted on the proposal in question and any recommendation as to the advisability or inadvisability of the Business Combination that any director wishes to make, and shall also contain the opinion of a reputable national investment banking firm as to the fairness of the terms of the Business
     Combination, from the point of view of the remaining public shareholders of the corporation (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for its services by the corporation upon receipt of such opinion and to be an investment banking firm which has not previously been associated with the Interested Shareholder).
     III. For the purposes of this Article VIII:
     A. A "person" shall mean any individual, firm, corporation or other entity.
     B.  "Interested Shareholder" shall mean any person
(other than the corporation, any Subsidiary or either the corporation or any Subsidiary acting as trustee or in a similar fiduciary capacity) who or which:
          (i) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding
     Common Stock; or
          (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Common Stock; or
          (iii) is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
     C. A person shall be a "beneficial owner" of any Common Stock:
          (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or
          (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the

EXHIBIT 3.1 continued


     right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or b) the right to vote pursuant to any agreement, arrangement or understanding; or
          (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.
     D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section III, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section III but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrant or options, or otherwise.
     E. (i) An "Affiliate" of a specified person is a person that directly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     (ii) The term "Associate" used to indicate a relationship with any person means (1) any firm, corporation or other entity (other than the corporation or any Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities,
(2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and
(3) any relative or spouse of such person, or any relative of such spouse who has the same home as such person.
     F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation unless owned solely as trustee or other similar fiduciary capacity.
     G. "Fair Market Value" means: (i) in the case of stock, the closing sales price of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price or the average of the bid and asked prices reported with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automatic Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

EXHIBIT 3.1 continued


     H. In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (B)(i) of
Section II of this Article VIII shall include the shares of Common Stock retained by the holders of such shares.
     IV. The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Common Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets which are the subject of any Business Combination have an aggregate Fair Market Value of $10,000,000 or more, and whether the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $1,000,000 or more.
     V. Nothing contained in this article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
     VI. Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by any Interested Shareholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this
Article VIII of these Articles of Incorporation. "
                       ----------
     The Articles are hereby further amended by adding a new
Article IX which reads as follows:
                         "IX.
     The Board of Directors of the corporation, when evaluating any offer of a person (as defined in Article
VIII), other than the corporation itself, to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another person, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation (an "Acquisition Proposal"), shall, in connection with the exercise of its business judgment in determining what is the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation the consideration being offered in the Acquisition Proposal in relation to the then-current market price, but also in relation to the then-current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the corporation as an independent entity, the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located and the desirability of maintaining independence from any other entity.


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

EXHIBIT 3.1 continued


     Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by any Interested Shareholder, shall be required to amend
or repeal, or adopt any provisions inconsistent with,
this Article IX of these Articles of Incorporation."
                       ----------
     The Articles are hereby further amended by adding a new Articles X which reads as follows:
                           "X.
     Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law), neither Section 2 or 8 of Article II of the bylaws nor this Article X may be amended or repealed nor may any provisions inconsistent with said Section 2 or 8 of
Article II of the bylaws or this Article X be adopted, except upon the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by any Interested Shareholder (as defined in Article VIII hereof), or alternatively, upon the affirmative vote of at least seventy-five percent (75%) of the directors."
                               3.
          Said amendments were adopted by the shareholders of John H. Harland Company on April 27, 1984.
                               4.
          The affirmative vote of a majority of the out-standing shares of common stock of the Corporation was required to adopt the amendments. As of March 8, 1984, the Record Date established by the Board of Directors for the right to vote at the shareholders' meeting scheduled for April 27, 1984, there were eight million, four hundred eighty one thousand, eight hundred eighty five (8,481,885) shares of common stock and no shares of any other class were outstanding and entitled to vote. On April 27, 1984,














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

EXHIBIT 3.1 continued


six million, one hundred forty seven thousand, nine hundred fifty three (6,147,953) such shares were voted in favor of said amendments.
IN WITNESS WHEREOF, John H. Harland Company has
caused these Articles of Amendment to be duly executed, its corporate seal to be affixed, and its seal and the execution hereof to be attested, all by its duly authorized officers 8th day of May, 1984.
                             JOHN H. HARLAND COMPANY
[CORPORATE SEAL]
                           By:  s/J. William Robinson
                               -----------------------
                                Chairman of the Board
Attest:
s/I. Ward Lang
- --------------
Secretary










































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

EXHIBIT 3.1 continued


                           ARTICLES OF AMENDMENT
                          -----------------------
                                   1.
            The name of the Corporation is John H. Harland Company.
                                   2.
            The amendment to its Articles of Incorporation effected hereby is to delete in their entirety the first paragraph and paragraph (A) of Article IV and to add a new first paragraph and a new paragraph (A) to Article IV , which shall read as follows:
                The Corporation shall have authority to
          issue not more than one hundred forty four million, five hundred thousand (144,500,000) shares of stock, which shall be divided into classes as follows:
                (A) One hundred forty four million
          (144,000,000) shares of Common Stock having a par value of One ($1) Dollar per share.
          Except as otherwise hereinafter set forth or as fixed and determined with regard to the Series Preferred Stock, the Common Stock shall be entitled to the entire stock voting power in regard to the corporation, to all dividends declared, and to all assets of the corporation upon liquidation.
           The remaining paragraphs of Article IV of the Articles of Incorporation, which establish the number, terms, provisions, rights and preferences of the Preferred Stock, will remain unchanged.
                                  3.
   Said Amendment was adopted by the shareholders of John H. Harland Company on May 20, 1987.

























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

EXHIBIT 3.1 continued


                                  4.
           The affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation was required to adopt the amendment. As of April 3, 1987, there were thirty four million, four hundred eleven thousand, two hundred twenty (34,411,220) shares of Common Stock and no shares of any other class, outstanding and entitled to vote. On May 20, 1987, twenty seven million, nine hundred one thousand, eight hundred eighty seven (27,901,887) such shares were voted for said amendment.
                                  5.
   An amendment to its Articles of Incorporation adopted by the Corporation is to add a new Article XI to the Articles of Incorporation which would read as follows:
                No Director of the corporation shall be
          personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit.
                                  6.
           Said Amendment was adopted by the shareholders of John H. Harland Company on May 20, 1987.
                                  7.
           The affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation was required to adopt the amendment. As of April 3, 1987, there were thirty four million, four hundred eleven thousand, two





















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

EXHIBIT 3.1 continued


   hundred twenty (34,411,220) shares of Common Stock and no shares of any other class, outstanding and entitled to vote. On May 20, 1987, twenty seven million, twenty three thousand, fifty eight (27,023,058) such shares were voted for said amendment.
           IN WITNESS WHEREOF, John H. Harland Company has caused these Articles of Amendment to be duly executed, its corporate seal to be affixed, and its seal and the execution hereof to be attested, all by its duly authorized officers, this 31st day of July, 1987.
                                   JOHN H. HARLAND COMPANY
                                   By:  s/Robert R. Woodson
                                   -------------------------
                                            President
   [ CORPORATE SEAL ]
   ATTEST:
   s/ I. Ward Lang
   ---------------
   Secretary






































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

EXHIBIT 3.1 continued


                          ARTICLES OF AMENDMENT
                          ---------------------
                                  1.
           The name of the Corporation is John H. Harland Company.
                                  2.
           The existing Articles of Incorporation are hereby amended by deleting Article IV, Paragraph (F) and replacing it with the following so that Paragraph (F) shall hereafter read as follows.
                (F) The corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor, as well as out of its unreserved and unrestricted earned surplus available therefor. Shares so acquired shall become treasury shares of the Corporation.
           Said amendment was approved by the Board of Directors of the Corporation at their regular quarterly meeting on October 26, 1990 in accordance with Section 14-2-1003 of the Georgia Business Corporation Law. Accordingly, the shareholders of the Corporation are not required to aprove the above amendment.
           IN WITNESS WHEREOF, John H. Harland Company has caused these Articles of Amendment to be duly executed, its corporate seal to be affixed and its seal and the execution hereof to be































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

EXHIBIT 3.1 continued


   attested, all by its duly authorized officers, this 15th day of November, 1990.
                                JOHN H. HARLAND COMPANY
                           By:  s/ Robert R. Woodson
                              --------------------------
                               President and
                               Chief Executive Officer
   [Corporate Seal]
   ATTEST:
   s/ I. Ward Lang
   ---------------------
   Senior Vice President
   and Secretary








































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